  EXHIBIT 4.23

[UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY (OR THE CLASS B SHARES ISSUABLE ON CONVERSION THEREOF) BEFORE [●]]

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFER OR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION OR ITS TRANSFER AGENT.

SECURED CONVERTIBLE DEBENTURE CERTIFICATE

QUANTUM BIOPHARMA LTD.

(Incorporated under the laws of the Province of Ontario)

DEBENTURE CERTIFICATE NO. [●]	PRINCIPAL AMOUNT: $[●]

Quantum Biopharma Ltd. of 55 University Avenue, Suite 1003, Toronto, Ontario, M5J 2H7 (the “Company”), for value received, hereby acknowledges itself indebted and promises to pay to [●] of [●] (hereinafter referred to as the “Debentureholder”) on [●] (the “Maturity Date”), at such place as the Debentureholder may reasonably designate by notice in writing to the Company, the outstanding Principal Amount (the Principal Amount, as may from time to time be increased as hereinafter provided, the “Principal Amount”), in the manner hereinafter provided, and to pay interest on the Principal Amount outstanding from time to time and owing hereunder to the date of payment as hereinafter provided, after maturity or demand, default and judgement. This Debenture is issued on [●] (the “Issue Date”).

The Debentureholder has the right, from time to time and at any time while any portion of the Principal Amount or any accrued and unpaid interest on the Debenture (“Interest”) is outstanding under this Debenture, to convert all or any portion of the outstanding Principal Amount and Interest (if any) into Class B shares in the capital of the Company (each, a “Class B share”), at a price of $[●] per Class B share, subject to adjustment as herein provided.

This Debenture is issued upon and subject to the terms and conditions appended hereto as Schedule “A”. The indebtedness evidenced by the Debenture, including the Principal Amount thereof and any Interest thereon, and all other obligations and liability of the Company to the Debentureholder pursuant to this Debenture will be collaterally secured as more particularly described in Schedule “A”.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Debenture to be executed by a duly authorized officer.

DATED for reference this [●] day of [●], [●].

QUANTUM BIOPHARMA LTD.

Per:
Authorized Signing Officer

SCHEDULE “A”

TERMS AND CONDITIONS FOR DEBENTURE

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings set out below.

(a)	“Applicable Securities Laws” means the securities laws, regulations, policies, notices, rulings and orders in all the Provinces and Territories of Canada.

(b)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

(c)	“Change of Control” means (i) any event, as a result of or following which, any Person, or group of Persons (whether acting alone or “acting jointly or in concert”, within the meaning of applicable Canadian securities laws), beneficially own(s) or exercise(s) control or direction over an aggregate of more than fifty percent (50%) of the then outstanding Class B shares, or (ii) the sale or other transfer of all or substantially all of the consolidated assets and properties of the Company. Notwithstanding the foregoing, a Change of Control shall not include any sale, merger, reorganization or other similar transaction if the previous holders of Class B shares hold not less than fifty percent (50%) of the voting securities of such merged, reorganized or other continuing entity.

(d)	“Class B shares” means fully-paid and non-assessable Class B shares in the capital of the Company as constituted on the date hereof, and after the date hereof any other shares, other securities, money or property which the Debentureholder is entitled to receive in respect or substitution thereof upon conversion of this Debenture pursuant to Article 5.

(e)	“Company” means Quantum Biopharma Ltd. and its successors and assigns.

(f)	“Conversion Date” or “Date of Conversion” means the date on which a written notice of conversion is received by the Company pursuant to §5.2(a).

(g)	“Conversion Price” means, subject to §5.3, $[●] per Class B share.

(h)	“Conversion Rights” means the rights of the Debentureholder to convert the Debenture into Class B shares pursuant to Article 5.

(i)	“Debenture” means this secured convertible debenture as supplemented, amended or otherwise modified, renewed or replaced from time to time.

(j)	“DRS” means direct registration system.

(k)	“Eastern Time” means the local time in Toronto, Ontario, Canada.

(l)	“Events of Default” shall have the meaning set forth in §6.1.

(m)	“Exchange” means the Canadian Securities Exchange, or such other stock exchange on which the Class B shares may, from time to time, principally trade.

Exhibit A-1

(n)	“Indebtedness” means, at any time and from time to time, all of the Principal Amount, any accrued Interest and any other amount owing pursuant to this Debenture, in each case which has not been paid to the Debentureholder by the Company.

(o)	“Interest” means any accrued but unpaid interest with respect to the Principal Amount.

(p)	“Issue Date” means [●].

(q)	“Law” includes any law (including common law and equity), statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

(r)	“Liquidating Event” shall have the meaning set forth in §3.2.se

(s)	“Maturity Date” means [●].

(t)	“Obligations” shall have the meaning set forth in §3.1.

(u)	“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal or arbitrator, whether foreign or domestic.

(v)	“Other Debentures” means, collectively, all other secured convertible debentures of the Company issued as part of the same financing, even if the conversion prices differ.

(w)	“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture or government or any agent, instrument or political subdivision thereof.

(x)	“Principal Amount” means the principal amount outstanding under this Debenture from time to time.

(y)	“Subscription Agreement” means the subscription agreement of even date between the Company and the Debentureholder providing for the issuance of the Debenture.

(z)	“USA”, “United States”, or “U.S.” means the United States of America, its territories and possessions and any state of the United States, and the District of Columbia.

1.2 Interpretation

For the purposes of this Debenture, except as otherwise expressly provided herein:

(a)

The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Debenture as a whole and not to any particular Article, clause, subclause or other subdivision or Schedule.

(b)

A reference to an Article means an Article of this Debenture and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Debenture so designated.

(c)	The headings are for convenience only, do not form a part of this Debenture and are not intended to interpret, define or limit the scope, extent or intent of this Debenture or any of its provisions.

(d)

The word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non‑limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope.

(e)	Unless otherwise indicated, a reference to currency means Canadian currency.

(f)	Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Exhibit A-2

ARTICLE 2

DEBENTURE

2.1 Principal Amount

The Company agrees to repay to the Debentureholder the Principal Amount of the Debenture, together with Interest thereon, if any, by 5:00 p.m. (Eastern Time) on the Maturity Date, subject to the early redemption or conversion of the Debenture, pursuant to the terms set forth in §2.4 and Article 5 respectively.

2.2 Interest on Debenture

The Principal Amount will bear Interest at a rate of 1.25% per month. Interest is to be calculated from the Issue Date and paid quarterly in cash on the last business day of each calendar quarter, first interest payment being paid on [●].

The Principal Amount will bear Interest at an additional rate of 25% per annum on and from the date on which there occurs an Event of Default which is continuing and shall be payable monthly in cash in arrears on the last Business Day of each month of each calendar year while any amount remains outstanding hereunder if such Event of Default is continuing. If the Debentureholder elects, in its sole and absolute discretion, Interest may be paid in Class B shares at the Conversion Price in effect on the date of such payment.

For the purposes of the Interest Act (Canada) and disclosure thereunder only, whenever any interest or fee payable is calculated using a rate based on a year of 365 or 366 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 365 days or 366 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (iii) divided by 365 or 366, as the case may be.

2.3 Payment of Principal Amount and Interest on Debenture

Unless the Indebtedness is redeemed or converted in accordance with this Debenture, the Company shall pay to the Debentureholder the Indebtedness on the Maturity Date.

2.4 Early Redemption of Debenture

This Debenture is redeemable by the Company at any time upon, in whole or in part, from time to time at the option of the Company on 15 days’ notice at a price equal to the principal amount thereof plus accrued and unpaid interest thereon.

2.5 Use of Proceeds

The proceeds of the Debenture shall be used for the ongoing development of the Company’s business model and for general working capital purposes.

2.6 Outstanding Balance

Notwithstanding the stated Principal Amount of this Debenture, the actual outstanding balance of the Debenture from time to time shall be the aggregate outstanding Principal Amount of the Debenture, together with any Interest thereon payable by the Company to the Debentureholder pursuant to this Debenture.

Exhibit A-3

ARTICLE 3

SECURITY

3.1 Security Interest

The Indebtedness evidenced by the Debenture, including the Principal Amount thereof and any Interest thereon, and all other obligations and liability of the Company to the Debentureholder pursuant to this Debenture (collectively, the “Obligations”), shall be secured against the assets and properties of the Company pursuant to the terms of a general security agreement of the Company issued in favor of the Debentureholder.

3.2 Distribution on Dissolution, Etc.

Upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Company or distribution of the assets of the Company upon any dissolution or winding-up or total liquidation of the Company, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Company or otherwise (each a “Liquidating Event”), the proceeds of such Liquidating Event will be delivered to the Debentureholder in satisfaction of the Obligations, up to a maximum of the total amount due and owing pursuant to this Debenture together with the other Debentureholders on a pari passu basis in satisfaction of the Obligations, up to a maximum of the total amount due and owing pursuant to this Debenture and the Other Debentures.

3.3 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Company referred to in this Article 3, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors or other liquidating agent of the Company making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 3.

3.4 Rights of Debentureholder Reserved

Nothing contained in this Article 3 or elsewhere in this Debenture is intended to or shall impair, as between the Company and the Debentureholder, the obligation of the Company, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and Interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable Law upon default under this Debenture.

3.5 Payment of Debenture Permitted

Nothing contained in this Debenture shall (i) prevent the Company, at any time, from making payments of the Principal Amount, Interest and other amounts to the Debentureholder under this Debenture as herein provided, (ii) prevent the conversion of this Debenture into Class B shares as herein provided or as otherwise permitted according to Law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Company, or (iii) prevent the redemption of this Debenture by the Company as herein provided or as otherwise permitted according to Law.

3.6 Security Interest Discharge

The Company shall be entitled to a release and discharge of the security interest registered to secure this Debenture upon full payment and satisfaction of all Obligations and upon written request by the Company, at the Company’s expense.

Exhibit A-4

3.7 Debenture to Rank Pari Passu

The Debentureholder shall enter into an interlender agreement with the holders of the Other Debentures providing that this Debenture shall rank pari-passu with the Other Debentures as if this Debenture and the Other Debentures had been issued and negotiated simultaneously.

ARTICLE 4

COVENANTS

4.1 Covenants of the Company

The Company covenants and agrees with the Debentureholder that, unless otherwise consented to in writing by the Debentureholder:

(a)	Reservation of Class B shares. The Company shall at all times have reserved for issuance out of its authorized capital a sufficient number of Class B shares to satisfy its obligations to issue and deliver Class B shares upon the due conversion of the Debenture.

(b)	Insurance and Good Corporate Governance. The Company shall at all times (i) maintain insurance policies in accordance with good commercial practices applicable in the circumstances, if any, (ii) do or cause to be done all things necessary to maintain its corporate existence in good standing, and (iii) do or cause to be done all things necessary to keep in full force and effect all properties, rights, franchisees, licences and qualifications which are material for the Company to carry on its business in all applicable jurisdictions.

(c)	New Corporate Subsidiaries. The Company shall forthwith provide the Debentureholder with written notice of the formation or acquisition of any new corporate subsidiary, and at the request of the Debentureholder, provide a guarantee and any other security from any newly formed or acquired corporate subsidiary in favour of the Debentureholder, in a form acceptable to the Debentureholder (acting reasonably).

(d)	Notification of Changes. The Company shall forthwith provide the Debentureholder with written notice of any material fact or development, as well as of any change in any representation, warranty or other information relating to the Company. Notwithstanding the foregoing, such notice shall only be provided if any such material fact, developments or changes have not been publicly disclosed by the Company.

(e)	Approvals and Filings. The Company shall, in connection with the execution and delivery of this Debenture and the possible conversion of the Debenture into Class B shares, obtain any and all statutory and regulatory approvals required to effect and complete the same and shall file all notices, reports and other documents required to be filed by or on behalf of the Company pursuant to Applicable Securities Laws in respect thereof, including the rules and regulations of the Exchange.

(f)	[Resale Restrictions. All Class B shares issued to the Debentureholder upon conversion of the Debenture or any part thereof from time to time will be subject to resale restrictions imposed under Applicable Securities Laws and applicable federal and “blue sky” securities laws of the United States and the rules of regulatory bodies having jurisdiction including, without limiting the generality of the foregoing, that the Class B shares so issued shall not be traded for a period of four months and one day from the date of the execution of this Debenture except as permitted by Applicable Securities Laws and, if applicable, with the consent of the Exchange.]– Remove for Entities

(g)	Restrictions in U.S. This Debenture and the securities deliverable upon conversion hereof have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States. This Debenture may not be converted in the United States, or by or for the account or benefit of a U.S. person or a person in the United States, unless (i) the Class B shares are registered under the U.S. Securities Act and the applicable laws of any such state, or (ii) an exemption from such registration requirements is available, and (iii) the Debentureholder has complied with the requirements set forth in the conversion form. For the purposes of this §4.1(g), “United States” and “U.S. person” are as defined in Regulation S under the U.S. Securities Act.

(h)	[Certificate Legend. A legend will be placed on the certificates representing the Class B shares issued on conversion of the Debenture denoting the restrictions on transfer imposed by Applicable Securities Laws and the policies of the Exchange, if applicable, including but not limited to the following legend:

Exhibit A-5

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●]” ]

(i)	Canadian Securities Laws. All Class B shares issued to the Debentureholder upon conversion of the Debenture or any part thereof shall be made pursuant to an exemption from the prospectus requirements available to the Debentureholder or the Company in respect of the transactions contemplated herein under Applicable Securities Laws.

(j)	Maintain Listing. The Company will use reasonable commercial efforts to maintain the listing of the Class B shares on the Canadian Securities Exchange, and to maintain the Company’s status as a “reporting issuer” not in default of the requirements of the applicable Securities Laws, provided that if all of the issued and outstanding Class B shares of the Company are acquired pursuant to a takeover bid, arrangement or other form of merger or acquisition, then this covenant will not operate to prohibit the completion of such transaction.

ARTICLE 5

CONVERSION Of DEBENTURE

5.1 Conversion Privilege and Conversion Price

The Debentureholder shall have the right, from time to time and at any time while any while any Indebtedness is outstanding under this Debenture, subject to early redemption, to convert to Class B shares, all or any part of the outstanding Indebtedness on the Conversion Date (if any), at the Conversion Price.

5.2 Manner of Exercise of Right to Convert or Purchase

(a)	The Debentureholder may, at any time following the Issue Date and at any time while any portion of the Principal Amount is outstanding under this Debenture, convert the outstanding Principal Amount together with any Interest on the Conversion Date (if any), in whole or in part, into Class B shares at the Conversion Price, by delivering to the Company the conversion form executed by the Debentureholder or the Debentureholder’s attorney duly appointed by an instrument in writing, exercising the Debentureholder’s right to convert the Debenture in accordance with the provisions of this Article 5. Thereupon, the Debentureholder, subject to payment of all applicable stamp or security transfer taxes or other governmental charges, shall be entitled to be entered in the books of the Company as at the Conversion Date (or such later date as is specified in §5.2(b) as the holder of the number of Class B shares into which the Debenture is convertible in accordance with the conversion form then received by the Company and the provisions of this Article 5 and, as soon as practicable thereafter, the Company shall deliver to the Debentureholder and/or, subject as aforesaid, the Debentureholder’s nominee(s) or assignee(s), a certificate or certificates or DRS advice statement for such Class B shares affixed with all legends required by applicable securities laws. If the Company fails to deliver the certificate or DRS advice statement representing such Class B share to the Debentureholder, or its nominee(s), or assignee(s), as the case may be, within five (5) Business Days of conversion pursuant to this 5.2(a), subject to the Debentureholder being in compliance with the terms of conversion as set out herein, the Company shall pay to the Debentureholder, in cash, an amount equal to 2% of the Indebtedness being converted pursuant to the written notice of conversion in the form of Appendix “B” (the “Conversion Notice”), for the applicable Date of Conversion, which amount shall accrue daily until the certificates or DRS advice statement representing such Class B share have been delivered to the Debentureholder, or its nominee(s), or assignee(s), as applicable (the “Delivery Penalty”). Notwithstanding the foregoing, the Delivery Penalty shall not accrue, be payable, or be owed by the Company to the Debentureholder if the Company has submitted, within three (3) Business Days of the receipt of the Conversion Notice, a treasury direction to the Company’s transfer agent requesting that certificates or DRS advice statement representing such Class B share shall be delivered to the Debentureholder, or its nominee(s), or assignee(s), as applicable.

Exhibit A-6

(b)

For the purposes of this Article 5, the Debenture shall be deemed to be converted on the Conversion Date on which the conversion form under §5.2(a) is actually received by the Company, provided that if such Conversion Notice is received on a day on which the register of Class B shares is closed, the person or persons entitled to receive Class B shares shall become the holder or holders of record of such Class B shares as at the date on which such register is next reopened.

(c)	Any part of the Principal Amount together with any Interest may be converted as provided in §5.2(a).

(d)

The Debentureholder shall be entitled in respect of Class B shares issued upon conversion of the Debenture to dividends declared in favour of shareholders of record of the Company on and after the Conversion Date or such later date as the Debentureholder shall become the holder of record of such Class B shares pursuant to §5.2(b), from which applicable date any Class B shares so issued to the Debentureholder shall for all purposes be and be deemed to be outstanding as fully paid and non-assessable.

5.3 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(a)	If and whenever at any time while any portion of the Principal Amount is outstanding under this Debenture (referred to in this §5.3 as the “Time of Expiry”), the Company shall:

(i)	subdivide, redivide or change its Class B shares into a greater number of shares,

(ii)	consolidate, reduce or combine its Class B shares into a lesser number of shares, or

(iii)

issue Class B shares to all or substantially all of the holders of its Class B shares by way of a stock dividend or other distribution on such Class B shares payable in Class B shares (other than dividends paid in the ordinary course);

(any such event being hereinafter referred to as a “Capital Reorganization”), the Conversion Price shall be adjusted by multiplying the Conversion Price in effect on the effective date of such event referred to in §5.3(a)(i) or §5.3(a)(ii) or on the record date of such stock dividend referred to in §5.3(a)(iii), as the case may be, by a fraction, the numerator of which shall be the number of Class B shares outstanding before giving effect to such Capital Reorganization and the denominator of which shall be the number of Class B shares outstanding after giving effect to such Capital Reorganization. Such adjustment shall be made successively whenever any Capital Reorganization shall occur and any such issue of Class B shares by way of a stock dividend or other such distribution shall be deemed to have been made on the record date thereof for the purpose of calculating the number of outstanding Class B shares under §5.3(a)(i) and §5.3(a)(ii).

Exhibit A-7

(b)	If and whenever at any time prior to the Time of Expiry, the Company shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of Class B shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Class B shares at a price per share (or having a conversion or exchange price per share) of less than 95% of the Current Market Price (as defined below) per Class B share on such record date (any such event being hereinafter referred to as a “Rights Offering”), the Conversion Price, subject to prior approval of the Exchange if required, shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Class B shares outstanding on such record date plus a number equal to the number determined by dividing the aggregate purchase price of the additional Class B shares offered for subscription or purchase by such Current Market Price per Class B share, and of which the denominator shall be the total number of Class B shares outstanding on such record date plus the number of the additional Class B shares offered for subscription or purchase. Any Class B shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment, if having received any required prior Exchange approval, shall be made successively whenever such a record date is fixed. To the extent that such Rights Offering is not made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall then be readjusted to the Conversion Price which would then have been in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(c)	If and whenever at any time prior to the Time of Expiry, the Company shall fix a record date for the distribution to all or substantially all the holders of its Class B shares of:

	(i)	shares of any class whether of the Company or any other corporation (excluding dividends paid in the ordinary course);

	(ii)	rights, options or warrants;

	(iii)	evidences of indebtedness; or

	(iv)	other assets or property (excluding dividends paid in the ordinary course);

and if such distribution does not constitute a Capital Reorganization or a Rights Offering or does not consist of rights, options or warrants entitling the holders, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Class B shares at a price per share or having a conversion or exchange price per share of at least 95% of the Current Market Price per Class B share on such record date (any such non-excluded event being hereinafter referred to as a “Special Distribution”), the Conversion Price, subject to prior approval of the Exchange if required, shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Class B shares outstanding on such record date multiplied by the Current Market Price per Class B share determined on such record date, less the excess of the fair market value (as determined by the board of directors of the Company, which determination shall be conclusive) of such Special Distribution over the fair market value (as determined by the board of directors of the Company, which determination shall be conclusive) of the consideration therefor, if any, received by the Company and of which the denominator shall be the total number of Class B shares outstanding on such record date multiplied by such Current Market Price per Class B share. Any Class B shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purposes of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. The extent that such Special Distribution is not so made or to the extent any such rights, options or warrants are not exercised prior to the expiration thereof, the Conversion Price shall then be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(d)

For the purpose of any computation under §5.3(b) or §5.3(c), the “Current Market Price” per Class B share at any record date referred to therein shall be the closing market price per share of such Class B shares on the day immediately preceding such record date on the Exchange, or, if the Class B shares are not then listed on any Exchange, then the Current Market Price will be determined by a firm of chartered accountants appointed by the Company (who may be auditors of the Company) and acceptable to the Debentureholder, acting reasonably.

(e)

If and whenever at any time prior to the Time of Expiry, there is a reclassification or change of Class B shares into other shares or there is a consolidation, merger, reorganization or amalgamation of the Company with or into another corporation or entity that results in any reclassification of Class B shares or a change of Class B shares into other shares or there is a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another person (any such event being hereinafter referred to as a “Reclassification of Class B shares”), the Debentureholder shall be entitled to receive and shall accept, upon the exercise of the Debentureholder’s right of conversion at any time after the effective date thereof, in lieu of the number of Class B shares to which the Debentureholder was theretofore entitled on conversion, the kind and amount of shares or other securities or money or other property that the Debentureholder would have been entitled to receive as a result of such Reclassification of Class B shares, if, on the effective date thereof, the Debentureholder had been the registered holder of the number of such Class B shares to which the Debentureholder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this §5.3.

Exhibit A-8

(f)

In any case in which this §5.3 shall require that an adjustment become effective immediately after a record date or agreement date for an event referred to herein, the Company may defer, until the occurrence of such event, issuing or transferring to the Debentureholder who converts on a Conversion Date after such record date or agreement date and before the occurrence of such event the additional Class B shares issuable upon conversion by reason of the adjustment of the Conversion Price required by such event before giving effect to such adjustment; provided, however, that the Company shall deliver to the Debentureholder an appropriate instrument evidencing the Debentureholder’s right to receive such additional Class B shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Class B shares on and after the Date of Conversion or such later date as the Debentureholder would, but for the provisions of this §5.3(f), have become the holder of record of such additional Class B shares pursuant to §5.3(c).

(g)

In case the Company after the date hereof shall take any action affecting its Class B shares, other than any action described in this §5.3, which would, in the opinion of the directors of the Company, acting reasonably materially affect the conversion rights of the Debentureholder, the Conversion Price shall be adjusted in such manner, at such time and by such action by the directors of the Company, as they may determine, acting reasonably, to be equitable to the Debentureholder and the Company in the circumstances, but subject in all cases to any necessary regulatory approval.

(h)

The adjustments provided for in this §5.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this §5.3, provided that, notwithstanding any other provision of this §5.3, no adjustment shall be made which would result in any increase in the Conversion Price (except upon a consolidation, reduction or combination of outstanding Class B shares) and no adjustment of the Conversion Price shall be required unless such adjustment would require a decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this subsection (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(i)

In the event that the Exchange or any securities regulatory body of an applicable jurisdiction does not approve (if such approval is required) a requested downward Conversion Price adjustment as provided for under this Debenture, then such adjustment shall be reduced to the maximum permitted price, and any such shortfall will be paid to the Debentureholder in cash, securities, or a combination thereof by the Company, at the reasonable discretion of the board of directors of the Company, to achieve a substantially similar economic result to the Debentureholder subject to compliance with the rules and policies of the Exchange or applicable securities regulatory body.

(j)

In the event of any dispute arising with respect to the adjustments provided in this §5.3, such question shall be conclusively determined by a firm of chartered accountants appointed by the Company (who may be auditors of the Company) and acceptable to the Debentureholder, acting reasonably. Such accountants shall have access to all necessary records of the Company and such determination shall be binding upon the Company and the Debentureholder.

(k)

Notwithstanding any other provision herein contained, no adjustment to the Conversion Price shall be made in respect of any event described in this §5.3 (other than the events referred to in paragraphs (i) and (ii) of subsection (a)), if the Debentureholder is entitled, without converting the Debenture, to participate in such event on the same terms mutatis mutandis as if the Debentureholder had converted the Debenture into Class B shares prior to or on the effective date or record date of such event.

Exhibit A-9

5.4 No Requirement to Issue Fractional Shares

The Company shall not be required to issue fractional Class B shares upon the conversion of the Debenture pursuant to this Article 5.

5.5 Certificate as to Adjustment

The Company shall from time to time forthwith after the occurrence of any event which requires adjustment or readjustment as provided in §5.3, deliver to the Debentureholder at the Debentureholder’s address set forth on the final page hereof, an officer’s certificate specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation are based.

ARTICLE 6

EVENTS OF DEFAULT

6.1 General

The occurrence of any one or more of the following events (“Events of Default”) will constitute a default hereunder (whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body):

(a)	Non-Compliance: (A) the Company fails to make any material required filing with a securities regulatory authority by the applicable deadline, if such failure continues unremedied for a period of 30 days, except in the case where the Company files for a management cease trade order, in which case, if such failure continues for a period of 90 days from the date of issuance of the management cease trader order; (B) the Company fails to observe or perform one or more material covenants, agreements, conditions or obligations in favour of the Debentureholder, including a failure to pay any or all of the Principal Amount, Interest and other monies due under the Debenture when due, if such failure continues unremedied for a period of 10 Business Days; (C) the Company defaults pursuant to the general security agreement of the Company, issued in favour of the Debentureholder, if such failure continues unremedied for a period of 10 Business Days; or (D) the Company defaults pursuant to, or fails to observe or perform one or more material covenants, agreements, conditions or obligations under this Debenture, the Other Debentures or any other ancillary document or instrument entered into in connection with the transaction in which this Debenture was issued, if such failure continues unremedied for a period of 10 Business Days.

(b)	Ceasing to be Reporting Issuer: the Company ceases to be a reporting issuer in at least one jurisdiction of Canada for any reason (“Default Date”). Notwithstanding the foregoing, the Company will have a cure period of 30 days after the date of such Default Date so long as the event does not trigger a cease trade order, in which case the Default Date is the date the cease trade order is issued.

(c)	Bankruptcy or Insolvency: the Company becomes insolvent or makes a voluntary assignment or proposal in bankruptcy or otherwise acknowledges its insolvency, or a bankruptcy petition is filed or presented against the Company which is not stayed or dismissed within 60 days, or the Company commits or threatens to commit an act of bankruptcy.

(d)	Receivership: a receiver or receiver manager of the Company is appointed under any statute or pursuant to any document issued by the Company.

(e)	Compromise or Arrangement: any proceeding with respect to the Company is commenced under the compromise or arrangement provisions of the corporations statute pursuant to which the Company is governed, or the Company enters into an arrangement or compromise with all of its creditors generally pursuant to such provisions or otherwise.

Exhibit A-10

(f)	Companies’ Creditors Arrangement Act: any proceeding with respect to the Company is commenced in any jurisdiction under the Companies’ Creditors Arrangement Act (Canada) or any similar legislation unless the proceeding is being actively and diligently contested in good faith by appropriate and timely proceedings and is dismissed, vacated or indefinitely stayed within 60 days of knowledge by the Company of the appointment.

(g)	Liquidation: an order is made, a resolution is passed, or a petition is filed, for the liquidation, dissolution or winding-up of the Company.

(h)	Pari Passu: the Company issues any debt or security which rank senior or pari passu to the Debenture, other than the Other Debentures.

(i)	Failure to Provide New Security: the Company fails to provide any guarantee or other security, as requested by the Debentureholder and required hereunder, or any other ancillary document or instrument entered into in connection with the transaction in which this Debenture was issued, from any newly formed or acquired corporate subsidiary, or fails to provide the same in a form acceptable to the Debentureholder (acting reasonably).

(j)	If an event of default occurs under any other debt obligation of the Company, which is not waived by the applicable creditor or cured within the applicable cure period set forth therein.

ARTICLE 7

RIGHTS, REMEDIES AND POWERS

7.1 Upon Default

Upon the occurrence of an Event of Default and at any time thereafter, so long as such Event of Default is continuing, the Debentureholder may exercise any or all of the rights, remedies and powers of the Debentureholder under any applicable legislation or otherwise existing, whether under this Debenture or any other agreement or at law or in equity, and in addition will have the right and power (but will not be obligated) to declare any or all of the Indebtedness outstanding to be immediately due and payable.

7.2 Waiver

The Debentureholder in its absolute discretion may at any time and from time to time by written notice waive any breach by the Company of any of its covenants or agreements herein. No failure or delay on the part of the Debentureholder to exercise any right, remedy or power given herein or by any other existing or future agreement or now or hereafter existing by statute, at law or in equity will operate as a waiver thereof, nor will any single or partial exercise of any such right, remedy or power preclude any other exercise thereof or the exercise of any other such right, remedy or power, nor will any waiver by the Debentureholder be deemed to be a waiver of any subsequent, similar or other event.

ARTICLE 8

OTHER AGREEMENTS

8.1 Withholding Taxes

If the Company is obliged to withhold any payment hereunder on account of present or future taxes, duties, assessments or other governmental charges required by Law, the Company shall make such withholding or deduction and pay the balance owing to the Debentureholder.

Exhibit A-11

8.2 Amendment and Waiver

Neither this Debenture nor any provision hereof may be amended, waived, discharged or terminated except by a document in writing executed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

8.3 Notices and Other Instruments

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be:

(a)	personally delivered to such party;

(b)	except during a period of strike, lock-out or other postal disruption, sent by double registered mail, postage prepaid to the address of such party set forth on page one; or

(c)	sent by email or other means of electronic communication to the address of such party as designated by such party in a written notice to the other party,

and shall be deemed to have been received by such party on the earliest of the date of delivery under subsection (a), the actual date of receipt when mailed under subsection (b), and the Business Day following the date of communication under subsection (c). Any party may give written notice to the other parties of a change of address to some other address, in which event any communication shall thereafter be given to such party as hereinbefore provided, at the last such changed address of which the party communication has received written notice.

8.4 Maximum Rate

Notwithstanding any other provisions of this Debenture or any other agreement, the maximum amount (including interest and any other consideration) payable to the Debentureholder in connection with the Obligations and each part thereof shall not exceed the maximum allowable return permitted under the laws of the Provinces of Ontario and the federal laws of Canada applicable therein, and the provisions of this Debenture and all other existing and future agreements are hereby modified to the extent necessary to effect the foregoing.

8.5 Successors and Assigns

This Debenture shall be binding upon the Company and its successors. Except as contemplated in §8.9, this Debenture is neither transferable nor assignable by the Company without the prior written consent of the Debentureholder. Notwithstanding anything to the contrary herein, this Debentureholder may assign or transfer any right or interest in this Debenture, subject to compliance with Applicable Securities Laws and provided that the transferee, assignee or Debentureholder as the case may be, furnishes to the Company such evidence as the Company may reasonably require in order to satisfy itself with respect to the foregoing. Notwithstanding anything to the contrary herein, subject to compliance with Applicable Securities Laws, no prior written consent of, or notice to, the Company is required to permit the assignment or transfer of any right or interest in this Debenture by the Debentureholder to any affiliate of the Debentureholder or to any investment fund managed by the Debentureholder’s manager or its affiliate.

8.6 Severability

The provisions of this Debenture are intended to be severable. If any provision of this Debenture shall be deemed by any court of competent jurisdiction or held to be invalid or void or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Exhibit A-12

8.7 Modification

From time to time the Company may modify the terms and conditions hereof for any purpose not inconsistent the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein.

8.8 Governing Law

This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

8.9 Change of Control.

(a)	Not less than five (5) Business Days following the occurrence of a Change of Control, the Company shall deliver to the Debentureholder and each of the holders of the Other Debentures, a notice in writing (a “Change of Control Notice”), which notice shall specify the date on which such Change of Control occurred, and provide, in reasonable detail, particulars of such Change of Control (including, particulars of the circumstances or events giving rise thereto).

The Debentureholder shall have the right (but not the obligation) (the “Change of Control Purchase Option”), exercisable by providing written notice of such exercise to the Company no later than the date that is thirty (30) Business Days from the date on which the Debentureholder receives a Change of Control Notice, to require the Company to purchase, on or before the date that is thirty (30) Business Days from the date on which the Company receives such written notice, the Debenture (the actual date of such purchase, the “Change of Control Purchase Date”), in whole or in part, at a purchase price (the “Change of Control Purchase Price”) equal to 105% of the aggregate Principal Amount and Interest outstanding as at the Change of Control Purchase Date.

(b)	If 90% or more in aggregate principal amount of the Debenture and the Other Debentures outstanding on the date the Company provides the Change of Control Notice to the Debentureholder and holders of the Other Debentures have been surrendered for purchase pursuant to the Change of Control Purchase Option on the expiration thereof, the Company shall have the right (but not the obligation), upon not less than ten (10) Business Days’ written notice provided to the Debentureholder and the holders of the Other Debentures, as applicable, to redeem the Debenture and the Other Debentures remaining outstanding on the expiration of the Change of Control Purchase Option at the Change of Control Purchase Price calculated as at the Change of Control Purchase Date (the “90% Redemption Right”).

(c)

Upon receipt of notice that the Company has exercised or is exercising the 90% Redemption Right and is acquiring the remaining Debenture or Other Debentures, the Debentureholder and the holders of the Other Debentures shall promptly transfer their Debenture or Other Debentures, as applicable, to the Company on the same terms as those holders that exercised the Change of Control Purchase Option, and must send their Debenture or Other Debentures, duly endorsed for transfer, to the Company within ten (10) Business Days after the sending of such notice.

8.10 Successor Company

The Company shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other corporation (any such other corporation being herein referred to as a “Successor Company”) unless such Successor Company shall execute, prior to or contemporaneously with the consummation of any such transaction, an agreement together with such other instruments as are, in the opinion of counsel to the Company, necessary or advisable to evidence the assumption by the Successor Company of the due and punctual payment of this Debenture and the Interest thereon and all other moneys payable hereunder and its agreement to observe and perform all the covenants and obligations of the Company under this Debenture.

Exhibit A-13

8.11 Limitation on Conversion (9.9% Limit)

Except for Debentureholder who hold, together with affiliates of the Debentureholder, that already equal or exceed 10% of the issued and outstanding Shares, the Debentureholder agrees that it shall be prohibited from converting this Debenture if the aggregate number of Class B shares owned or controlled, directly or indirectly, by the Debentureholder and any affiliates of the Debentureholder (including Class B shares of which the Debentureholder has deemed beneficial ownership), collectively, as a result of such conversion would equal or exceed 10% of the issued and outstanding Class B shares calculated on the date of conversion of the Debenture. To the extent the above limitation applies, the determination of whether this Debenture shall be convertible (vis-à-vis other convertible, redeemable, exercisable or exchangeable securities owned by the Debentureholder or any of its affiliates) and of which such securities shall be convertible, redeemable, exercisable or exchangeable (as among all such securities owned by the Debentureholder and its affiliates) shall, subject to the above limitation, be determined on the basis of the first submission to the Company for conversion, exercise, redemption or exchange (as the case may be). No prior inability to convert this Debenture or to issue Class B shares pursuant to this Section 8.11 shall have any effect on the applicability of the provisions of this Section 8.11 with respect to any subsequent determination of convertibility.

8.12 Fees and Expenses

The Company acknowledges and agrees that all costs and expenses incurred by the Debentureholder, including any fees and disbursements of any counsel retained by the Debentureholder, relating to the purchase, resale, legend removal, or transfer of the Securities shall be borne by the Company.

8.13 Indemnity

The Company hereby indemnifies and saves harmless the Debentureholder and its directors, officers, employees, agents and shareholders from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Debentureholder or which it may suffer or incur as a result of or arising out of this Debenture or any document or agreement related hereto, including, without limitation, counsel fees, costs of suit and interest which the Debentureholder may incur. Without limiting the generality of the foregoing, the obligation to indemnify, defend and save harmless in accordance herewith shall apply in respect of liabilities suffered by, imposed upon, incurred in any way connected with or arising from, directly or indirectly, by any securities commission, stock exchange or similar regulatory authority. This indemnity shall survive the repayment of the Debenture. The Debentureholder shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Debentureholder shall cooperate in the defence. The Debentureholder may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent must not be unreasonably withheld.

Exhibit A-14

APPENDIX “B”

CONVERSION NOTICE

TO: QUANTUM BIOPHARMA LTD. (THE “COMPANY”)

Reference is made to the secured convertible debenture of Quantum Biopharma Ltd. dated [●] (the “Debenture”). Any term not otherwise defined in this Notice shall have the meaning ascribed to it in the Debenture.

The undersigned holder of the Debenture hereby gives notice that it elects to convert certain Indebtedness for the undernoted number of Class B shares in accordance with the terms of the Debenture and as follows:

Amount of Indebtedness Being Converted:	$_____________________

Class B shares to be Issued:	______________________

Effective Date:	______________________

The undersigned hereby directs that the shares are to be issued and delivered as follows:

Registration Instructions:	Delivery Instructions:

The undersigned hereby represents, warrants and certifies to the Company that at the time of conversion (PLEASE CHECK ☑ ONE OF THE FOLLOWING):

A. ☐ The undersigned holder (i) at the time of conversion of this Debenture is not in the United States; (ii) is not a “U.S. Person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and is not converting this Debenture on behalf of a “U.S. Person”; and (iii) did not execute or deliver this Conversion Notice in the United States.

OR

B. ☐ The undersigned holder (i) is an “accredited investor”, as defined in Rule 501(a) under the U.S. Securities Act, who acquired the Debenture directly from the Company; (ii) is converting the Debenture solely for its own account and not on behalf of any other person; and (iii) each of the representations and warranties made in connection with the issuance of the Debenture remains true and correct on the date of conversion of the Debenture.

OR

C. ☐ The undersigned holder has delivered to the Company an opinion of counsel in form and substance satisfactory to the Company (in its sole discretion) to the effect that the exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned understands that unless box A above is checked, the certificate or Direct Registration System (“DRS”) statements (as applicable) representing the Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

[signature page follows]

Exhibit B-1

Dated this ______day  ______________, 20______.

[DEBENTUREHOLDER]

Per:
Name:
Title:
(authorized signing officer)

Instructions for Conversion

This conversion notice is to be signed by the Debentureholder.

The Debenture must be surrendered at the office of the Company, located at 55 University Avenue, Suite 1003, Toronto, Ontario, M5J 2H7 or by email to zsaeed@quantumbiopharma.com.

Fractional Class B shares will not be issued on any conversion and in lieu thereof the Company will round up to the next full Class B share if the fraction is 0.5 or greater, and will round down and issue no additional Class B share if the fraction is below 0.5.

Upon surrender of the Debenture, the Company will issue to the Debentureholder the number of shares converted and shall deliver a certificate(s), or DRS advice statement or other evidence of such shares. The Company shall also deliver a new debenture in the event of a partial conversion.